UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.             )

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HORMEL FOODS CORPORATION

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HORMEL FOODS CORPORATION

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

On December 18, 2024, Hormel Foods Corporation (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) relating to its Annual Meeting of Stockholders to be held on January 28, 2025 (the “2025 Annual Meeting”). This supplement (the “Supplement”) should be read in conjunction with the Proxy Statement.

On January 14, 2025, the Company issued a press release announcing that its Chairman, President and Chief Executive Officer, James R. Snee, will retire from the Company at the end of fiscal 2025. Mr. Snee is a nominee for election as a director at the 2025 Annual Meeting. The text of the press release is included below.

Hormel Foods Chairman, President and CEO James P. Snee to Retire at End of Fiscal Year

AUSTIN, Minn. (Jan. 14, 2025) — Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, today announced that James P. Snee, chairman of the board, president and chief executive officer, will retire at the end of fiscal 2025, following a distinguished 36-year career with the company.

The Board has formed a search committee and will benefit from its existing CEO-succession process to identify Snee’s successor. Internal and external candidates are being considered. Snee has agreed that once his successor is named, he will serve as a strategic advisor to the Board through the end of fiscal year 2025 and for 18 months thereafter.

Bill Newlands, the Board’s independent lead director, said, “On behalf of the entire board of directors, we extend our gratitude to Jim for his dedication to Hormel Foods, its stockholders, its employees and its communities. We congratulate him on an impactful career and look forward to working with him in the months ahead to execute an effective transition and deliver on our business imperatives.”

Snee said, “As CEO of Hormel Foods for the last eight years, I have been blessed to work alongside the most talented and committed team in the industry. I am proud of the impactful, innovative and transformational work we have accomplished during my tenure, which has been a period of rapid and significant change. My heartfelt gratitude goes to the leaders who came before me and to all the dedicated colleagues I've worked with during my 36-year career. As we begin this transition, I'm confident in the bright future that lies ahead for Hormel Foods."

Under Snee’s leadership, the company grew its roster of protein-centric brands with acquisitions in its Retail, Foodservice and International segments: the PLANTERS® snacking portfolio, the FONTANINI® branded foodservice business and the South America-focused CERATTI® brand. Snee also launched critical initiatives designed to position the company for long-term success, including the reorganization of its operating model for greater consumer and customer focus and, most recently, the Transform & Modernize for growth initiative. During Snee’s tenure, the company continued its legacy of dividend growth. In November 2024, Hormel Foods announced its 59th consecutive year of annual dividend increases.

Snee continues to be a candidate for election to the Board at its 2025 Annual Meeting of Stockholders, which is scheduled for January 28, 2025. If elected, Snee is expected to serve as a director until a successor assumes his executive roles.

The company’s fiscal 2025 performance outlook remains unchanged.

About Hormel Foods — Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minnesota, is a global branded food company with approximately $12 billion in annual revenue across more than 80 countries worldwide. Its brands include PLANTERS®, SKIPPY®, SPAM®, HORMEL® NATURAL CHOICE®, APPLEGATE®, JUSTIN’S®, WHOLLY®, HORMEL® BLACK LABEL®, COLUMBUS®, JENNIE-O® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of the best companies to work for by U.S. News & World Report, one of America’s most responsible companies by Newsweek, recognized by TIME magazine as one of the World’s Best Companies and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world’s most trusted and iconic brands to tables across the globe. For more information, visit hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; risks associated with acquisitions, joint ventures, equity investments, and divestitures; potential disruption of operations, including at co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; failure to realize anticipated cost savings or operating efficiencies associated with strategic initiatives; risk of loss of a material contract; the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks or security breaches; deterioration of labor relations, labor availability or increases to labor costs; general risks of the food industry, including food contamination; outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products; damage to the Company’s reputation or brand image; climate change, or legal, regulatory, or market measures to address climate change; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulations and potential environmental litigation; and risks arising from the Company’s foreign operations. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at www.hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

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On January 14, 2025, the Company filed a Current Report on Form 8-K in connection with Mr. Snee’s retirement. The disclosure provided under Item 5.02 of the Current Report on Form 8-K is included below.

The Company announced today that James P. Snee, Chairman of the Board (“Chairman”), President and Chief Executive Officer (“CEO”) of the Company and the Company have agreed that Mr. Snee will retire at the end of the Company’s fiscal year 2025, which ends October 26, 2025. Mr. Snee will continue to serve as President and CEO until the earlier of his departure and the appointment of his successor. Following his termination of employment, Mr. Snee will be retained in a consulting capacity for 18 months to assist the Company and his successor in the transition. On January 14, 2025, the Company issued a press release regarding Mr. Snee’s impending retirement.

If Mr. Snee’s successor is appointed before October 26, 2025, Mr. Snee will transition at that time to non-executive employment with the Company as a special advisor to the Board to assist with transition matters until October 26, 2025. On October 26, 2025, Mr. Snee’s employment will end and on October 27, 2025 Mr. Snee will begin his service with the Company as a consultant.

In connection with this executive transition, while he is employed by the Company, Mr. Snee will: (i) continue to receive a base salary at the level currently in effect; (ii) receive a grant of 200,000 Operators’ Shares under the Operators’ Share Plan for fiscal year 2025; (iii) continue to participate in the Company’s Annual Incentive Plan (“AIP”) for fiscal year 2025 with an award target value equal to the target value of his award for fiscal year 2024, and with payout of such award based on actual performance for the full fiscal year; (iv) continue participation in the Company’s cash-based Long Term Incentive Plan for fiscal year 2025 with an award target value of $4.0 million; (v) be eligible to receive an equity award for fiscal year 2025, made in the normal course and consistent with past practice, of non-qualified stock options (“Options”) and restricted stock units (“RSUs”) with a grant date fair value equal to the grant date fair value of his equity award for fiscal year 2024 and with terms consistent with the equity award grant for fiscal year 2024; and (vi) continue to participate in the Company’s pension and retirement plans and in the Company’s other benefit plans and programs generally available to the Company’s executive officers pursuant to the terms of such arrangements. After the end of Mr. Snee’s employment, he will receive a lump-sum cash payment for all accrued but unused vacation days, the title to his Company-provided vehicle, and a lump-sum payment of $50,000 for legal fees relating to this arrangement (collectively, the “Post-termination Benefits”). Further, due to Mr. Snee’s age and 36 years of service to the Company, Mr. Snee’s termination of employment on October 26, 2025 will be a retirement under the Company’s benefit plans and programs, including its award agreements for outstanding RSUs and Options and the Operators’ Share Plan. Mr. Snee will sign a customary release of claims and agree to comply with applicable restrictive covenants. If the Company terminates Mr. Snee’s employment with the Company prior to October 26, 2025 due to his “disability” (as defined in the Company’s 2018 Incentive Compensation Plan), Mr. Snee will be entitled to receive, in exchange for a customary release of claims and compliance with applicable restrictive covenants, (i) the payments and benefits described above as if he remained employed with the Company through October 26, 2025, and (ii) the Post-termination Benefits.

Following his cessation of employment with the Company on October 26, 2025, Mr. Snee will provide consulting services for 18 months to assist with the executive transition. In connection with his consulting services to the Company, Mr. Snee will: (i) receive monthly fees totaling an aggregate of $2.0 million; (ii) participate under the Company’s AIP for fiscal year 2026 and fiscal year 2027, in each case with a target award opportunity of $1.85 million pro-rated for the length of Mr. Snee’s service during such fiscal year and based on the greater of (A) actual performance for the full fiscal year and (B) target performance for the full fiscal year; and (iii) be eligible to receive an equity award for fiscal year 2026 consisting of Options with a grant date fair value of $1.5 million and RSUs with a grant date fair value of $1.5 million (the grants of Options and RSUs for fiscal year 2026, the “FY26 Award”). The FY26 Award will vest in full on the 18-month anniversary of October 26, 2025, will not include accelerated vesting upon retirement and will otherwise be subject to the terms of the Company’s 2018 Incentive Compensation Plan and the applicable award agreements. If (i) Mr. Snee does not execute the release of claims required for this arrangement or revokes such release prior to it becoming effective, or (ii) the Company terminates Mr. Snee’s employment with the Company prior to October 26, 2025 due to his disability, the consulting arrangement will be null and void from the outset and Mr. Snee will not receive any of the above-described compensation.

On January 9, 2025, the Company and Mr. Snee entered into a Retirement and Transition Agreement to memorialize certain terms of this arrangement, and the Company and Mr. Snee expect to enter into a Consulting Agreement prior to Mr. Snee’s cessation of employment with the Company on October 26, 2025, to memorialize the remaining terms of this arrangement.

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This Supplement has been filed with the Securities and Exchange Commission and first made available to stockholders on January 14, 2025.